EXHIBIT 10.4

FINANCING AND LISTING AGREEMENT

THIS FINANCING AND LISTING AGREEMENT (the “Agreement”) is made and entered into on June 9, 2005 by and among IQ MEDICAL CORP., a Colorado corporation (“IQMC”), OSMOTEX USA, INC., a Florida corporation (“Osmotex”), and D.P. MARTIN & ASSOCIATES, INC., a Florida corporation (the “Finder”).

RECITALS:

WHEREAS, on the date of this Agreement, Osmotex will enter into a transaction (the “Capital Contribution Transaction”) with IQMC pursuant to which Osmotex will contribute certain technology license rights to the capital of IQMC in exchange for shares of IQMC common stock (“IQMC Common Stock”);

WHEREAS, IQMC’s common stock is currently traded on the “pink sheets”;

WHEREAS, the listing of IQMC’s common stock on the OTC Bulletin Board (the “OTC Bulletin Board”) after the consummation of the Capital Contribution Transaction is a critical component of Osmotex’s decision to consummate the Capital Contribution Transaction;

WHEREAS, the Finder has committed to locate and obtain financing for IQMC after the consummation of the Capital Contribution Transaction and to use its best efforts to effect the listing of the IQMC Common Stock on the OTC Bulletin Board;

WHEREAS, Osmotex believes that IQMC will need to obtain significant external financing in the short term, and accordingly the Finder’s commitment to obtain financing for IQMC as discussed in this Agreement is a critical component of Osmotex’s decision to consummate the Capital Contribution Transaction; and

WHEREAS, the parties to this Agreement wish to document their agreement regarding these matters in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

FINANCING COMMITMENT; SHARE ADJUSTMENTS

1.1     FINANCING COMMITMENT; ESCROW. The Finder covenants and agrees that it will locate at least of total of $500,000 in external financing (the “Financing Amount”) for IQMC and that this total Financing Amount will be received by or made available (without restrictions on such availability) to IQMC on or before December 31, 2005. To secure this financing commitment, the Finder will cause 1,000,000 shares of IQMC Common Stock owned or controlled by them to be placed in escrow with an escrow agent agree to by both parties (the “Escrow Agent”).

1.2     FAILURE TO DELIVER FINANCING. If the total Financing Amount is not received by or made available (without restrictions on such availability) to IQMC on or before December 31, 2005 on terms and conditions that are acceptable to IQMC in its sole discretion, the Escrow Agent shall deliver to IQMC the number of shares of IQMC Common Stock (the “Relinquished Shares”) equal to (a) the amount by which any external financing received by or made available (without any restrictions on such availability) to IQMC (through the efforts of the Finder) on or before December 31, 2005 is less than $500,000, divided by (b) the Share Price (as defined herein). “Share Price” shall mean the price of one share of IQMC Common Stock, which shall be equal to the average price of the IQMC Common Stock using the most recent price quotation or “asked” price (as applicable) for the IQMC Common Stock as of the Valuation Date (as defined herein) if the IQMC Common Stock is quoted on any stock exchange or electronic stock trading system. If the IQMC Common Stock is quoted on any stock exchange or electronic stock trading system at that time, the Share Price shall be determined by dividing the value of IQMC (as determined by a written valuation report prepared by IQMC’s then regularly retained accounting firm) by the total number of shares of IQMC Common Stock outstanding as of the Valuation Date (as defined herein). “Valuation Date” shall mean December 31, 2005 or, if a price is not available on that date, the price on the next subsequent day for which a price is available. The Finder covenants and agrees that (x) it will relinquish to IQMC all ownership in and all rights of any kind, including voting and economic rights, in all Relinquished Shares, (and (y) it will perform all actions and execute all documents required or desired by IQMC to effect the transactions contemplated by this Article 1. If the Finder does not directly own shares of IQMC Common Stock, they will take all steps necessary to require other parties to relinquish ownership of IQMC Common Stock so that the intent of this Article 1 is satisfied. The Finder shall pay all expenses incurred by the accounting firm referred to in this Section 1.2.

1.3     Required Share Adjustments. The Finder covenants and agrees that it will cause the shareholders of IQMC (other than Osmotex) to take all steps necessary and execute all documentation required by Osmotex to relinquish ownership of a total of 31,330,877 shares of IQMC Common Stock on or before June 17, 2005. These steps and documentation must be acceptable to Osmotex in its sole discretion. The Finder acknowledges, agrees and covenants that it is the intent of the parties to this Agreement that Osmotex will own a total of 85.0% of the outstanding IQMC Common Stock (on a fully diluted basis) after the transactions contemplated in this Section 1.3 are consummated. If the transactions contemplated in this Section 1.3 are not consummated on or before June 17, 2005, Osmotex may, in its sole discretion and without penalties or costs of any kind, terminate this Agreement and the Capital Contribution Agreement between Osmotex and IQMC upon written notice to IQMC and the Finder.

ARTICLE 2

LISTING REQUIREMENTS

2.1     Listing of IQMC Common Stock on OTC Bulletin Board. The Finder covenants and agrees that it will use its best efforts to cause IQMC’s Common Stock to be listed for trading on the OTC Bulletin Board prior to December 31, 2005. If IQMC’s Common Stock is not listed for trading on the OTC Bulletin Board prior to December 31, 2005 for any reason, however, the Finder will take all steps necessary to identify a new corporate entity (acceptable to IQMC in its sole discretion) with which IQMC can enter into a merger, share exchange, stock purchase or other similar transaction and which is a suitable vehicle for allowing IQMC to achieve the listing of the IQMC Common Stock on the OTC Bulletin Board. The Finder will use its best efforts to locate and identify this new corporate entity as quickly as possible, but in no event shall the new corporate entity be proposed to IQMC later than January 31, 2006. The Finder will pay all of IQMC’s reasonable fees and expenses associated with this transaction, including, without limitation, legal and accounting fees.

ARTICLE 3

GENERAL PROVISIONS

2.1     EXPENSES. Except as specifically provided in this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

2.2     ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein, all of the Recitals stated above, and all schedules and exhibits to this Agreement, all of which are hereby incorporated by reference into and made a part of this Agreement) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

2.3     AMENDMENTS. This Agreement may only be amended by a subsequent writing signed by all parties.

2.4     WAIVERS. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

2.5     ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

2.6     NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

IQMC:	IQ MEDICAL CORP.

Copy to Counsel:

OSMOTEX:	Osmotex USA, Inc.

Copy to Counsel:	Gunster, Yoakley & Stewart, P.A. 500 East Broward Boulevard, Suite 1400 Fort Lauderdale, Florida 33394 Facsimile Number: (954) 888-2037 Attention: Robert C. White, Jr., Esq.

The Finder:	D.P. Martin & Associates 500 Australian Avenue, Suite 700 West Palm Beach, FL 33401 561/651-4146

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; and (b) either upon the date of receipt or refusal of delivery, if mailed.

2.7     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of laws.

2.8     JURISDICTION AND VENUE. The Parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

2.9     COUNTERPARTS. This Agreement may be executed in counterparts, which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

2.10     CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

2.11     INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

2.12     ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

2.13     ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover from the non-prevailing party or parties reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

2.14     SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Financing and Listing Agreement as of the date first above written.

IQ MEDICAL CORP.

By:	/s/ Shannon Daigle
Name: Shannon Daigle
Its: President

OSMOTEX USA, INC.

By:	/s/ Robert Rudman
Name: Robert Rudman
Its: President

D.P. MARTIN & ASSOCIATES, INC.

By:	/s/ Douglas P. Martin
Name: Douglas P. Martin
Its: President